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                                                                Media: Tom Kline
                                                                ------
                                                                  (616) 923-3738
                                              thomas_e_kline@email.whirlpool.com

                                                         Financial: Tom Filstrup
                                                         ---------

                                                                  (616) 923-3189
                                           thomas_c_filstrup@email.whirlpool.com


                  WHIRLPOOL CORPORATION NAMES TODMAN TO LEAD
                           NORTH AMERICAN OPERATIONS

     BENTON HARBOR, Mich., March 14, 2001--Whirlpool Corporation today announced the promotion of Michael A. Todman to executive vice president, Whirlpool North America, effective immediately. Todman previously served as senior vice president, sales and marketing, North America.

     Since joining Whirlpool in 1993, Todman has held increasingly responsible assignments in finance, service, sales and marketing, and product management in Whirlpool's European and North American operations. Prior to joining Whirlpool, Todman worked for Wang Laboratories, Inc., and Price Waterhouse and Co.

     David R. Whitwam, chairman and chief executive officer, stated, "Mike Todman has had an excellent background with broad experience and success. We are very confident that under his leadership, we will continue to grow our North America business, build our brands and deliver great results."

     A native of St. Thomas, U.S. Virgin Islands, Todman earned a Bachelor of Arts degree in business administration from Georgetown University.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

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